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                                                                       EXHIBIT 1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the use of our reports (and to all references to our Firm) dated February 22, 1996 (except for the matter discussed in Note 10, as to which the date is November 8, 1996) and February 12, 1996 (except for the matter discussed in Note 9, as to which the date is November 8, 1996) included in or made a part of this Registration Statement No. 33-99502 and in the Prospectus Supplement and Prospectus for Asset Securitization Corporation Commercial Mortgage Pass-Through Certificates, Series 1996-MD VI.

                                                 /s/ ARTHUR ANDERSEN LLP

Washington, D.C.
December 9, 1996